Exhibit 99

News Release

FOR IMMEDIATE RELEASE

Investor Contact:
Laura J. Cinat
(312) 255-6167
laura.cinat@diamondcluster.com

Media Contact:
David Moon
(312) 255-4560
david.moon@diamondcluster.com

DIAMONDCLUSTER INTERNATIONAL REPORTS THIRD QUARTER
FISCAL YEAR 2005 RESULTS
Net Revenue up 27% Year over Year, Raising EPS and Free Cash Flow Guidance

CHICAGO, January 27, 2005—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its third quarter of fiscal year 2005 (ended December 31, 2004).

Net revenue (revenue before reimbursable expenses) for the third quarter of fiscal year 2005 was $50.2 million, compared with $39.5 million for the year-ago period, and $46.1 million for the prior quarter. The Company reported net income of $5.4 million or $0.15 per diluted share for the third quarter of fiscal year 2005, compared with net income of $1.0 million or $0.03 per diluted share for the year ago period, and net income of $4.1 million or $0.12 per diluted share for the prior quarter. Free cash flow (cash flow from operating activities less capital expenditures) in the third quarter was $11.5 million, up from $6.4 million for the year ago period. The Company ended the third quarter with a cash balance of $95.0 million, up $8.0 million from $87.0 million at the end of the previous quarter. The Company repurchased $7.3 million of stock in the quarter, bringing the total stock repurchased in the first nine months of this fiscal year to $17.9 million.

“Our top line grew on our targeted trajectory, our pre-tax margin expanded for the seventh consecutive quarter—reaching double digits, and our free cash flow continued to be strong,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “We demonstrated progress toward our goal of creating more predictability in our business through exposure to non-cyclical industries, and we’re pursuing growth opportunities in new geographies.”

DiamondCluster served 71 clients in the third quarter of fiscal year 2005, which was up from 67 in the year-ago period. The Company added 24 new clients in the quarter. North American clients represented 71% of net revenue in the third quarter of fiscal year 2005, and international clients represented 29%.

As of December 31, 2004, DiamondCluster had 538 client-serving professionals, up 17 from the prior quarter, and up from 458 in the year-ago period. Annualized revenue per consultant was $379 thousand in the third quarter of fiscal year 2005, compared with $366 thousand in the prior quarter and $347 thousand in the year-ago period. In North America, annualized revenue per consultant in the third quarter reached $419 thousand, up from $350 thousand in the year-ago period.

“In the March quarter, we anticipate continued strong results on all key metrics. We expect net revenue for the March quarter to be between $51 million and $54 million, and we are raising fourth quarter earnings guidance to $0.15 or $0.16 per diluted share. For the full fiscal year (ending March 31, 2005), we are refining our guidance for net revenue to be in the range of $192 million to $195 million, in line with our 25% annual net revenue growth target. We are also raising our guidance for fiscal year 2005 earnings to be between $0.51 and $0.53 per diluted share. This is up from our previous guidance of $0.49 to $0.52 per diluted share. We expect our free cash flow for fiscal year 2005 to be between $29 and $34 million, up from our previous guidance of $23 to $27 million.”

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices in Europe, North America, and South America. To learn more, visit www.diamondcluster.com.

Conference Call

Management from DiamondCluster International will host a conference call today, January 27, 2005, at 8:00 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com/investors.

Forward-Looking Statement

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to maintain its pricing and utilization rates and control its costs, the sustainability of the economic recovery in the U.S. and Northern European markets, recruitment and retention of personnel, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, absence of long-term contracts with clients, growth management, project risks, and technological advances. The risks and uncertainties associated with our business are highlighted in our filings with the SEC, including our Form 10-Q for the second quarter of fiscal year 2005, ended September 30, 2004.

###

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE:
Net revenue	$50,168	$39,510	$141,149	$111,753
Reimbursable expenses	6,454	5,280	19,522	15,620

Total revenue	56,622	44,790	160,671	127,373
PROJECT PERSONNEL EXPENSES:
Project personnel costs before reimbursable expenses	32,381	28,106	94,281	84,204
Reimbursable expenses	6,454	5,280	19,522	15,620

Total project personnel expenses	38,835	33,386	113,803	99,824

GROSS MARGIN	17,787	11,404	46,868	27,549

OTHER OPERATING EXPENSES:
Professional development and recruiting	2,648	1,440	5,640	3,326
Marketing and sales	1,031	612	2,507	1,941
Management and administrative support	8,959	8,291	26,093	26,194
Restructuring charge	—	—	—	4,233

Total other operating expenses	12,638	10,343	34,240	35,694

INCOME (LOSS) FROM OPERATIONS	5,149	1,061	12,628	(8,145)

OTHER INCOME, NET	441	289	1,019	904

INCOME (LOSS) BEFORE INCOME TAXES	5,590	1,350	13,647	(7,241)

INCOME TAX EXPENSE	166	370	662	1,371

NET INCOME (LOSS)	$5,424	$980	$12,985	$(8,612)

BASIC INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.16	$0.03	$0.39	$(0.26)

DILUTED INCOME (LOSS) PER SHARE OF COMMON STOCK	$0.15	$0.03	$0.36	$(0.26)

SHARES USED IN COMPUTING BASIC INCOME (LOSS) PER SHARE	33,491	33,145	33,436	32,528

SHARES USED IN COMPUTING DILUTED INCOME (LOSS) PER SHARE	36,414	35,327	35,728	32,528

     The following amounts of stock-based compensation expense are included in each of the respective expense categories reported above:

	For the Three Months		For the Nine Months
	ended December 31,		ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Project personnel costs before reimbursable expenses	$3,349	$2,175	$9,550	$9,905
Professional development and recruiting	(7)	44	54	89
Marketing and sales	65	14	166	68
Management and administrative support	377	212	1,011	686

Total stock-based compensation	$3,784	$2,445	$10,781	$10,748

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	March 31,
ASSETS	2004	2004
	(Unaudited)	(Unaudited)
Current assets:
Cash and cash equivalents	$94,977	$81,304
Accounts receivable, net of allowance of $1,186 and $1,650 as of December 31, 2004 and March 31, 2004, respectively	19,781	23,219
Income taxes receivable	1,089	569
Prepaid expenses and other current assets	7,391	10,373

Total current assets	123,238	115,465

Computers, equipment, leasehold improvements and software, net	5,461	6,473
Other assets	813	729

Total assets	$129,512	$122,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$4,704	$6,250
Restructuring accrual, current portion	2,981	3,528
Accrued expenses and other	23,183	26,102

Total current liabilities	30,868	35,880

Restructuring accrual, less current portion	4,400	6,000

Total liabilities	35,268	41,880

Stockholders’ equity:
Common stock, 34,248 shares outstanding as of December 31, 2004 and 34,347 shares outstanding as of March 31, 2004	560,301	563,585
Unearned compensation	(3,031)	(6,324)
Accumulated other comprehensive income	3,321	2,858
Accumulated deficit	(466,347)	(479,332)

Total stockholders’ equity	94,244	80,787

Total liabilities and stockholders’ equity	$129,512	$122,667

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months		For the Nine Months
	Ended December 31,		Ended December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$5,424	$980	$12,985	$(8,612)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Restructuring charge	—	—	—	4,233
Depreciation and amortization	790	1,187	2,474	3,574
Write-down of net book value of property, plant, and equipment	8	1	39	345
Stock-based compensation	3,784	2,445	10,781	10,748
Tax benefits from employee stock plans	103	(226)	236	—
Changes in assets and liabilities:
Accounts receivable	2,739	4,830	4,741	(1,893)
Prepaid expenses and other	(163)	70	3,516	(901)
Accounts payable	(545)	(513)	(2,066)	312
Restructuring accrual	(461)	(831)	(2,147)	(7,528)
Other assets and liabilities	263	(1,241)	(5,307)	2,474

Net cash provided by operating activities	11,942	6,702	25,252	2,752

Cash flows from investing activities:
Capital expenditures, net	(423)	(288)	(1,236)	(632)
Other assets	5	161	96	796

Net cash provided by (used in) investing activities	(418)	(127)	(1,140)	164

Cash flows from financing activities:
Common stock issued	3,313	3,365	6,843	4,269
Purchase of treasury stock	(7,327)	(4,947)	(17,850)	(4,947)

Net cash used in financing activities	(4,014)	(1,582)	(11,007)	(678)

Effect of exchange rate changes on cash	505	1,524	568	1,616

Net increase in cash and cash equivalents	8,015	6,517	13,673	3,854
Cash and cash equivalents at beginning of period	86,962	72,665	81,304	75,328

Cash and cash equivalents at end of period	$94,977	$79,182	$94,977	$79,182